UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

K-Fed Bancorp
(Exact name of registrant as specified in its charter)

                                Federal                                                           000-50592                                               20-0411486
                                  (State or other jurisdiction of incorporation)          (Commission File No.)            (I.R.S. Employer Identification No.)

                                1359 N. Grand Avenue, Covina, CA                                                                                                           91724
                                (Address of principal executive offices)                                                                                            (Zip Code)

    Registrant's telephone number, including area code:                                  (626) 339-9663

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition.

On January 27, 2009, K-Fed Bancorp issued a press release disclosing its December 31, 2008 financial results.

A copy of the press release is included as Exhibit 99.1 to this report and is being furnished to the SEC and shall not be deemed filed for any purpose.

ITEM 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1 – K-Fed Bancorp press release dated January 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

K-FED BANCORP

Date: January 27, 2009                                                                                                                 By: /s/Kay M. Hoveland
                                        Kay M. Hoveland
                                        President and Chief Executive Officer

FOR IMMEDIATE RELEASE
For more information contact:
Kay Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ANNOUNCES SECOND QUARTER EARNINGS

Covina, CA – January 27, 2009. K-FED Bancorp (NASDAQ: KFED) (the Company), the parent company of Kaiser Federal Bank (the Bank), reported net income of $931,000 or $0.07 per diluted share for the quarter ended December 31, 2008 and $2.3 million or $0.18 per diluted share for the six months then ended. This compares to net income of $406,000 or $0.03 per diluted share for the quarter ended December 31, 2007 and $1.4 million or $0.10 per diluted share for the six months then ended. Net income for the three and six months ended December 31, 2007 includes $1.3 million in stock offering costs resulting from the cancellation of the stock offering in November 2007 due to unfavorable market conditions.  The recognition of these expenses resulted in a decline of $0.05 in basic and diluted earnings per share for the three and six months ended December 31, 2007.

Asset quality continues to remain strong despite the current economic crisis and continued deterioration in the housing market.  Loans delinquent 60 days or more totaled $4.9 million or 0.65% of total loans and non-performing assets totaled $5.8 million or 0.69% of total assets at December 31, 2008.  Net charge-offs totaled $330,000 or 0.18% of average loans and $645,000 or 0.17% of average loans for the three and six months ended December 31, 2008.  While these amounts and related ratios have been increasing, they continue to be well below industry averages. We have also taken a very proactive approach in monitoring our loan portfolio in order to identify potential problem loans and we evaluate our allowance for loan losses on an ongoing basis to ensure its adequacy.  Accordingly, our provision for loan losses has increased to $984,000 and $1.3 million for the three and six months ended December 31, 2008 from $184,000 and $352,000 for the comparable periods of the prior year.

We attribute our strong asset quality to our conservative and disciplined lending practices as well as our uncompromising emphasis on credit quality. In this regard, the Bank has remained true to the traditional residential loan products that require qualified borrowers with a minimum of 20% equity in the underlying properties. Further, we have not originated or purchased construction and development loans, teaser option-ARM loans, negative amortizing loans or high loan to value loans.

Total assets decreased to $834.8 million at December 31, 2008 from $849.0 million at June 30, 2008.  This decrease was primarily a result of a pay down of $28.0 million of higher costing Federal Home Loan Bank advances with available liquidity and additional deposits of $12.9 million.  Net interest margin increased to 2.56% for the quarter ended December 31, 2008 as compared to 2.45% for the same period last year. The 11 basis point increase was a result of the declining interest rate environment that began in late 2007.

Total equity increased to $91.7 million at December 31, 2008 from $90.7 million at June 30, 2008, which is 10.99% of total assets. Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

After careful consideration the Company has elected not to apply for funds available through the Capital Purchase Program, which is part of the United States Treasury’s Troubled Asset Relief Program.  Given that we are a well-capitalized, profitable bank with strong credit quality we believe that participation would not be in the best interest of the Company and our shareholders.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, and changes in the securities markets.  We caution readers not to place undue reliance on forward-looking statements.  The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
December 31, 2008
 (Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31 2008	June 30 2008
Total assets	$834,846	$849,016
Gross loans receivable	745,988	745,435
Allowance for loan losses	(3,932)	(3,229)
Cash and cash equivalents	35,429	51,240
Total deposits	507,977	495,058
Federal Home Loan Bank advances	207,011	235,019
State of California time deposits	25,000	25,000
Total stockholders’ equity	91,713	90,728

Asset Quality Ratios:
Equity to total assets	10.99%	10.69%
Delinquent loans 60 days or more to total loans	0.65	0.26
Non-performing loans to total loans	0.69	0.23
Non-performing assets to total assets	0.69	0.35
Net charge-offs to average loans outstanding (annualized)	0.17	0.07
Allowance for loan losses to total loans	0.53	0.43
Allowance for loan losses to non-performing loans	76.36	186.66

	Three Months Ended December 31		Six Months Ended December 31
Selected Results of Operations Data and Ratios:	2008	2007	2008	2007
Interest income	$11,112	$11,251	$22,618	$22,238
Interest expense	(5,945)	(6,488)	(12,175)	(12,948)
Net interest income	5,167	4,763	10,443	9,290
Provision for loan losses	(984)	(184)	(1,347)	(352)
Net interest income after provision for loan losses	4,183	4,579	9,096	8,938
Noninterest income	1,177	1,040	2,387	2,069
Noninterest expense, excluding stock offering costs	(3,965)	(3,811)	(7,901)	(7,651)
Stock offering costs	—	(1,270)	—	(1,270)
Income before income tax expense	1,395	538	3,582	2,086
Income tax expense	(464)	(132)	(1,242)	(687)
Net income	$931	$406	$2,340	$1,399
Performance Ratios:
Net income per share – basic and diluted	$0.07	$0.03	$0.18	$0.10
Return on average assets (annualized)	0.44%	0.20%	0.55%	0.35%
Return on average equity (annualized)	4.08	1.74	5.14	3.00
Net interest margin (annualized)	2.56	2.45	2.57	2.40
Efficiency ratio (excluding stock offering costs)	62.51	65.68	61.59	67.36

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
December 31, 2008
 (Dollars in thousands)

				At December 31,		At June 30,
Non-accrual loans:				2008		2008
Real estate loans:
One-to-four family					$4,383	$1,583
Commercial					—	—
Multi-family					—	—
Other loans:
Automobile					73	132
Home equity					—	—
Other					11	15
Troubled debt restructuring:
One-to-four family					446	—
Commercial					—	—
Multi-family					236	—
Total non-accrual loans					5,149	1,730

Other real estate owned and repossessed assets:
Real estate loans:
One-to-four family					609	1,045
Commercial					—	—
Multi-family					—	—
Other loans:
Automobile					44	161
Home equity					—	—
Other					—	—
Total other real estate owned and repossessed assets					653	1,206
Total non-performing assets					$5,802	$2,936

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At December 31, 2008
Real estate loans:
One-to-four family	1	$343	10	$4,383	11	$4,726
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	3	42	5	73	8	115
Home equity	—	—	—	—	—	—
Other	11	6	16	11	27	17
Total loans	15	$391	31	$4,467	46	$4,858

At June 30, 2008
Real estate loans:
One-to-four family	—	$—	4	$1,583	4	$1,583
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	10	159	8	132	18	291
Home equity	—	—	—	—	—	—
Other	22	34	9	15	31	49
Total loans	32	$193	21	$1,730	53	$1,923